UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2008
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-19777	22-3103129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On July 18, 2008, DUSA Pharmaceuticals, Inc. (“DUSA”) issued a press release, attached to and made part of this report, announcing that Nicomide®, the principal product acquired as part of the merger with Sirius Laboratories, Inc. in March 2006, will no longer be manufactured and marketed as a prescription product. The decision comes as a proactive action in response to discussions with the Food and Drug Administration (FDA).
     DUSA has placed a voluntary hold on existing inventory of Nicomide® under its control pending an upcoming meeting with the FDA. The disposition of this inventory will be determined by the outcome of the meeting. In parallel, repackaging efforts are underway to re-label additional inventory with DSHEA (Dietary Supplement Health and Education Act) compliant labeling.
     DUSA’s total revenues for the full year ended December 31, 2007 and three-month period ended March 31, 2008 were $27.7 million and $7.9 million, respectively. Of the total revenues for these periods, $9.4 million and $2.1 million, respectively, were derived from the sale of Non-Photodynamic Therapy (Non-PDT) products. Nicomide® represented the substantial majority of DUSA’s Non-PDT revenues in both periods. DUSA expects both the price and volumes of the Nicomide® DSHEA labeled product, to be considerably less than historical Nicomide® levels.
     Except for historical information, this report, including the news release, contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the disposition of inventory, expectations regarding the price and volumes of a relabeled product, beliefs concerning commercial strategies, focus for the business and position in the dermatology community. Furthermore, the factors that may cause differing results include the uncertainties of regulatory action, ability to market the product with DSHEA labeling, availability of capital, compliance with regulatory regulations, and other risks identified in DUSA’s SEC filings from time to time.
Item 9.01 — Financial Statement and Exhibits.

Item No.	Description

99.1	Press Release, dated July 18, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.

Dated: July 18, 2008	By:	/s/ Robert F. Doman
Robert F. Doman, President and
Chief Executive Officer

EXHIBIT INDEX

Item No.	Description

99.1	Press Release, dated July 18, 2008